                                                                                            Filed Pursuant to Rule 424(b)(3)
                                                                                                Registration No. 333-138796

PROSPECTUS SUPPLEMENT NO. 1
Dated May 16, 2007

 3,272,400 SHARES

SIGA Technologies, Inc.

This Prospectus Supplement amends and supplements the Prospectus dated December 5, 2006 (the “Prospectus”) of SIGA Technologies, Inc. (“SIGA”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,272,400 shares common stock, par value $.0001 per share (the “Shares”).  This number of Shares represents the aggregate of 2,000,000 shares issued and 1,000,000 shares underlying warrants issued pursuant to a securities purchase agreement dated October 19, 2006, between SIGA and certain investors thereto, as well as 136,200 shares underlying warrants issued pursuant to an Exclusive Finder's Agreement dated November 1, 2005, between SIGA and The Shemano Group, Inc., and 136,200 shares underlying warrants issued pursuant to a Finder's Agreement dated October 19, 2006, between SIGA and Empire Financial Group, Inc. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Omicron Master Trust (“Omicron”), transferred a warrant to purchase certain Shares to Portside Growth and Opportunity Fund (“Portside”) in April 2007.  In addition, another of the selling stockholders, Lee Osman (“Osman”), transferred a warrant to purchase certain Shares to Crestview Capital Master LLC (“Crestview”) in April 2007. The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfers of such underlying Shares from Omicron to Portside and from Osman to Crestview.  Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 16 in the Prospectus by deleting the Omicron line and related footnote and adding to the Selling Stockholders table the lines below with respect to Portside and Crestview.  All other information in the Prospectus shall remain unchanged.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name of Beneficial Owner

Portside Growth and Opportunity Fund (1)	44,053	0.0%	44,053	--	0.0%
Crestview Capital Master LLC	5,000	0.0%	5,000	--	0.0%

__________

(1)
Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside.  Ramius Capital disclaims beneficial ownership of the shares held by Portside.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital.  As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to Portside is Ramius Capital.  An affiliate of Ramius Capital is an NASD member.  However, this affiliate will not sell any shares to be offered by Portside through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through this prospectus.